Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Broadcom Inc. of our report dated December 20, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in composition of reportable segments discussed in Note 6 and Note 12, as to which the date is June 26, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Broadcom Inc.’s Current Report on Form 8-K dated June 26, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

June 26, 2020